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                                  EXHIBIT 10.10
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                      TERMINATION AND SETTLEMENT AGREEMENT

     This TERMINATION AND SETTLEMENT AGREEMENT (hereinafter referred to as the "Settlement Agreement") is entered into on May 22, 2002 (hereinafter the
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"Effective Date"), by and between Compass Knowledge Holdings, Inc. (hereinafter
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referred to as "Compass") and Anthony Ruben (hereinafter referred to as
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"Ruben").
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                                   WITNESSETH:

     WHEREAS, Compass and Ruben entered into an Employment Agreement on or about May 1, 2000, which was subsequently amended effective January 7, 2002 whereby Ruben served as Chief Financial Officer and Treasurer of Compass (hereinafter the Employment Agreement, as amended, shall be referred to as the "Employment
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Agreement"). A copy of the Employment Agreement is attached hereto as Exhibit
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"A" and by this reference incorporated herein and made a material part hereof;
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and

     WHEREAS, the parties have agreed that it is in their mutual best interests to terminate Ruben's employment with Compass and desire to memorialize the terms of their agreement by entering into this Termination and Settlement Agreement.

     NOW, THEREFORE, in consideration of the promises and undertakings contained herein, and other good and valuable consideration, the receipt and adequacy of which is acknowledged, Compass and Ruben agree as follows:

1.   Recitals. The foregoing recitals are true and correct in all material
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     respects and by this reference incorporated herein and made a material part hereof.

2.   Termination of Employment. The parties hereby agree that effective as of
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     the close of business on May 24, 2002, the Employment Agreement and Ruben's
     employment with Compass is effectively terminated (the "Termination Date") and neither party shall thereafter have any rights, duties, obligations, and/or claims with respect to each other except as otherwise specifically provided herein.

3.   Certain Covenants and Undertakings. Notwithstanding the foregoing
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     termination, the parties hereby agree as follows:

          (i) Notwithstanding the Termination Date, Ruben agrees to be physically present at the offices of Compass for two (2) full mutually agreeable work days, presently scheduled for June 3/rd/ and 4/th/, 2002, to provide information, data, direction, help and other reasonable and customary services to facilitate the transition of his work load to Compass and its designees and to provide the Transition Services defined in Section 3 below.

          (ii) Compass agrees to pay Ruben his base salary (inclusive of car allowance) in accordance with the Employment Agreement through the Termination Date in the amount of $3,370.

          (iii) Benefits provide by Compass which Ruben is entitled to under his Employment Agreement or otherwise will terminate on the Termination Date, saving his health insurance coverage which will expire on May 31, 2002. Notwithstanding

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                 the foregoing, Compass agrees to pay, on behalf of Ruben, the cost of COBRA insurance coverage for the months of June and July 2002 in an amount not to exceed $750.00 per month.

          (iv) Compass agrees to allow Ruben reasonable use of his Compass provided cell phone through July 31, 2002.

          (v) Compass agrees to pay Ruben the sum of $15,000.00 in consideration for the two (2) days of on-site work provided in
                 Section 3(i) above and the Transition Services set forth in
                 Section 3 below.

          (vi) Compass agrees to reimburse Ruben for all proper and mutually agreeable expenses he has incurred on behalf of Compass through the Termination Date.

          (vii) Compass agrees to pay Ruben accrued vacation pay in the amount of $2,965.60.

          (viii) Pursuant to that certain Stock Option Agreement dated April 10, 2001 (a copy of which is attached hereto as Composite Exhibit "B"), Ruben was granted options to purchase 150,000 common shares (the "First Option Shares") of Compass at an exercise price of $0.375 per share. Pursuant to that certain Stock Option Agreement dated July 6, 2001 (a copy of which is attached hereto as Composite Exhibit "B"), Ruben was granted options to purchase 150,000 common shares (the "Second Option Shares") of Compass at an exercise price of $0.45 per share. With respect to these Option Shares, the parties hereby agree as follows:

                 1. 50,000 of the 150,000 First Option Shares shall be deemed vested as of the Termination Date and the remaining 100,000 First Option Shares shall be forfeited as of the Termination Date;

                 2. The Stock Option Agreement dated April 10, 2001 (the "First Option Agreement"), which controls the 50,000 vested First Option Shares shall remain in effect with respect to the 50,000 vested First Option Shares, except as otherwise provided herein;

                 3. The 150,000 Second Option Shares shall be forfeited and Stock Option Agreement dated July 6, 2001 (the "Second Option Agreement") shall be null and void as of the Termination Date;

                 4. Notwithstanding anything to the contrary in the First Option Agreement, the option to purchase the 50,000 vested First Option Shares shall terminate if (i) such First Options Shares are not exercised on or before midnight on April 30, 2003, or (ii) Ruben breaches this Settlement Agreement; and

                 5. Ruben and any future holders of the common shares underlying the said Options agree that for so long as they hold such shares that sales of such shares in the public marketplace will be restricted to an amount of shares that will not exceed during any given week 10% of the average trading volume of the Compass shares for the four (4) week period immediately preceding the week in which such shares are sold. For

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                     example, if the average trading volume for a given four (4)
                     week period is 10,000 shares, Ruben and the holders will be restricted to a sale of not more than 1,000 Compass common shares.

          (viii) Ruben shall not be entitled to any additional compensation, bonuses, options, benefits, Liquidation Event Payments (as defined in the Employment Agreement), reimbursements and/or any other payments of any kind whatsoever except as otherwise specifically provided pursuant to this Settlement Agreement.

          (ix) Except as provided in this Settlement Agreement, the Employment Agreement is hereby terminated and is of no further force or effect as of the Termination Date. Notwithstanding the foregoing, the parties hereby agree that the covenants contained in Articles VI and VIII of the Employment Agreement shall survive the termination of the Employment Agreement and the execution and closing of this Settlement Agreement for a period of two (2) years from the Termination Date.

4.   Payment Schedule. With respect to the foregoing sums due Ruben in the
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     aggregate amount of $21,335.60 plus the above indicated benefits (the
     "Settlement Amount"), Compass agrees to pay Ruben such Settlement Amount as follows:

          (i) No later than May 31, 2002, Compass will pay Ruben his accrued salary and accrued vacation pay in the amount of $6,335.60;

          (ii) No later than June 30, 2002, Compass will pay Ruben the sum of $5,000;

          (iii) No later than July 31, 2002, Compass will pay Ruben the sum of $5,000,

          (iv) No later than August 30, 2002, Compass will pay Ruben the remaining balance of $5,000; and

          (v) All monies owed pursuant to Sections 3(iii) and 3(vi) will be paid when due.

5.   Transition Services. As a condition to receiving the payments set forth in
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     Section 3(iv) and the Options provided for in Section 3(vii) pursuant to the payments schedule set forth in Section 4(ii)-(iv) above, beginning June 3, 2002 and ending on August 30, 2002, Ruben agrees to provide telephonically to Compass and its subsidiaries such transition services as are reasonably requested by Compass, but in no event shall such transition services exceed an average of 15 hours per month without additional mutually agreed upon compensation (the "Transition Services"). In
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     performance of the Transition Services, Ruben shall provide Compass with the benefit of his best judgment and efforts and will, in good faith and in a timely manner, cooperate with all designated Compass personnel and agents. It is contemplated at the time of the execution of this Agreement that Ruben will provide Compass and its subsidiaries with the following Transition Services:

     (a) Information, files, folders, documents, data, assumptions, formulas and assistance with respect to the Compass weekly cash flow statement;

     (b) Information, files, folders, documents, data, assumptions, formulas and assistance with respect to all Compass and subsidiary contracts for which he

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          negotiated, executed, has information regarding or was otherwise involved including, without limitation, all hotel contracts;

     (c) Information, files, folders, documents, data, assumptions, formulas and assistance with respect to all Compass and subsidiary budgets;

     (d) Information, files, folders, documents, data, formulas and assistance with respect to all Compass and subsidiary vendor agreements and payment schedules;

     (e) Information, files, folders, documents, data, formulas and assistance with respect to all Compass call center and marketing matters; and

     (f) Information, files, folders, documents, data, assumptions, formulas and assistance with respect to all Compass and subsidiary financial or other matters including without limitation, financial statements, footnotes, management's discussion and analysis, equity matters, earnings per share calculations, etc. for which he has information or was otherwise involved.

     Compass agrees to reimburse Ruben for ordinary, necessary and reasonable out of pocket expenses he incurs in performing the Transition Services, subject to Compass' prior written approval and Ruben's full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to Compass' policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations as are in effect from time to time.

6.   Releases. (a) Ruben, on behalf of himself and his successors, heirs,
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     executors, administrators, representatives, affiliates, agents and assigns, fully and unconditionally forever releases and discharges Compass, its parent company and their officers, directors, successors, assigns, affiliates, and subsidiaries (hereinafter the "Compass Releasees") from any and all claims, demands, manners of action, causes of action, damages, judgments, agreements, demands, debts or liabilities whatsoever whether known or unknown, suspected or unsuspected, both at law and in equity, which Ruben now has, has ever had or will hereafter acquire against the Compass Releasees with respect to activities arising from, out of or otherwise in connection with Ruben's employment with Compass or arising from, out of or otherwise in connection with any other matter, cause or event including, but not limited to, any compensation, wages, salary, bonuses, vacation pay, sick pay, disability pay, unemployment claims or benefits, expense reimbursements, severance or termination awards and claims, insurance benefits, and any other benefits; provided, however, that
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     nothing contained herein shall operate to release Compass from its obligations as set forth in this Settlement Agreement.

     In furtherance of the foregoing, Ruben hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Compass Releasee, based upon any matter purported to be released hereby.

     (b) Compass on behalf of itself and its subsidiaries, successors, affiliates, and assigns, fully and unconditionally forever releases and discharges Ruben and his heirs, executors, administrators, and representatives (hereinafter "Ruben Releasees") from any and all claims, demands, manners of action, causes of action, damages, judgments, agreements, demands, debts or liabilities whatsoever whether known or unknown,

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     suspected or unsuspected, both at law and in equity, which Compass now has or has ever had against the Ruben Releasees with respect to activities arising from, out of or otherwise in connection with Ruben's employment with Compass except as otherwise provided herein and provided, that nothing
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     contained herein shall operate to release Ruben from his obligations pursuant to this Settlement Agreement or any intentional wrongful or grossly negligent act.

7.   Indemnification. Ruben hereby agrees to indemnify and hold harmless
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     Compass, its subsidiaries and their directors, officers, agents, employees, affiliates, counsel and each other person or entity who controls Compass within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which they or any of them may become subject under the 1933 Act or any other statute or at common law and to reimburse such Indemnified Parties for any legal or other expense (including the cost of any investigation and preparation) incurred by them in connection with any litigation, whether or not resulting in any liability, but only insofar as such losses, claims, liabilities and litigation arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by Ruben to others or provided by Ruben to others in any document or necessary to make the statements made not misleading, or an omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading (including, but not limited to, any documents deemed to be incorporated into any disclosure documents by reference), (ii) any breach by Ruben of this Settlement Agreement or any covenant contained herein, or (iii) otherwise relating to, arising out of or in connection with the Ruben's Transition Services to be provided by Ruben to Compass pursuant to this Settlement Agreement including, without limitation, the willful misconduct, fraud or gross negligence of Ruben.

8.   Captions; References. The headings and captions in this Agreement are for
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     convenience of reference only and shall not define, affect or limit any of the terms or provisions hereof or therein. All references herein to Paragraphs, Articles and/or Sections are, unless specified otherwise, references to paragraphs, articles and/or sections of this Agreement. Unless specifically indicated otherwise, all references herein to an "Exhibit," "Annex" or "Schedule" are references to exhibits, annexes or schedules attached hereto, all of which are incorporated herein and made a part hereof for all purposes, the same as if set forth fully herein, it being understood that if any exhibit, annex or schedule attached hereto which is to be executed and delivered contains blanks, the same shall be completed correctly and in accordance with this Settlement Agreement prior to or at the time of the execution and delivery thereof. The words "herein," "hereof," "hereunder" and other similar compounds of the word "here" when used in this Settlement Agreement shall refer to the entire Agreement and not to any particular provision or section unless specifically indicated otherwise.

9.   Binding Effect. This Agreement shall be binding upon the parties and their
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     respective administrators, successors and assigns, and shall inure to the benefit of the parties and their respective administrators, successors and assigns.

10.  Severability. Should any of the provisions of this Agreement be determined
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     to be invalid by a Court of competent jurisdiction, the parties agree that this shall not affect the validity or enforceability of the remaining provisions, and that they shall renegotiate and reform any invalid provisions in good faith to effectuate the purpose of this Agreement and to conform it to the law.

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11.  Entire Agreement and Modification. This Agreement constitutes the entire
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     understanding between the parties and may not be modified without the express written consent of the parties.

12.  No Improper Inducement. The parties represent and acknowledge that in
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     executing this Agreement they do not rely, and have not relied, on any representation or statement made by any of the parties or their respective agents, representatives or counsel with regard to the subject matter, bases or effect of this Agreement or otherwise, other than as specifically stated in this Agreement.

13.  Knowing and Voluntary. The parties hereto have read this Agreement and
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     fully understand it. The only promises made in connection with this
     Agreement are those stated herein and the parties have signed this Agreement knowingly and voluntarily.

14.  Counterparts. This Agreement may be executed in one or more counterparts,
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     each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.  Dispute Resolution.
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     (a) General. In the event of any dispute, difference or question arising between the parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either party, and which dispute cannot be amicably resolved by the good faith efforts of the parties, then such dispute shall be referred to binding arbitration as set forth in Article 15(b) below.

     (b) Arbitration. Binding arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Orlando, Florida. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by Compass, one by Ruben and the third by the two so chosen. The arbitrators shall each reasonable experience in dealing with such matters and shall not be an employee, director, shareholder or agent of either party or of an affiliate of either party, or otherwise involved (whether by contract or otherwise) in the affairs of either party. If both or either of Compass or Ruben fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the then President or his designee of the Orlando office of the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitrator or arbitrators shall be appointed by the President or his designee of the American Arbitration Association. The arbitrators shall make their decision known to both parties as quickly as possible by delivering written notice of their decision to both Parties. The Parties shall agree in writing to comply with the ruling of the arbitration panel within five (5) days of receipt of notice of such ruling. The decision of the arbitrators shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction. The Parties shall bear their own costs in preparing for the arbitration. The costs of the arbitrators shall be equally divided between the Parties.

16.  Notices. Any notice, demand, request, waiver, or other communication under
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     this Agreement shall be in writing and shall be deemed to have been duly given on the date


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     of service if personally served or sent by confirmed telecopy and on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed to the following:

     If to Compass:                     Compass Knowledge Holdings, Inc.
                                        2710 Rew Circle, Suite 100
                                        Ocoee, Florida 33426
                                        Attn: Rogers W. Kirven, Jr. CEO


     If to Ruben:                       Anthony Ruben
                                        504 Spring Creek Drive
                                        Longwood, FL 32779
                                        (407) 573-2000 Ext.366

     IN WITNESS WHEREOF, the parties hereby execute this Agreement by their respective officers duly authorized in their behalf effective as of the date and year first written above.

Witnesses:                              Compass:

                                        Compass Knowledge Holdings, Inc.

_______________________                 By: /s/ Rogers W. Kirven, Jr.
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                                            Rogers W. Kirven, Jr., CEO


                                        Ruben:


________________________                /s/ Anthony Ruben
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                                            Anthony Ruben